Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148096 on Form S-8 of Tyco International Ltd of our report dated June 25, 2014, appearing in this Annual Report on Form 11-K of the Tyco International Retirement Savings and Investment Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

South Bend, Indiana
June 25, 2014